Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Form S-8 (the "Registration Statement") covering the offering of up to six million shares of common stock, $0.001 par value per share, of the Company (the "Common Stock") pursuant to the Salon City, Inc. 2009 Stock Incentive Plan of Salon City, Inc of our report dated March 5, 2008, with respect to the financial statements of Salon City, Inc, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Lake & Associates CPA's LLC

Boca Raton FL
January 13, 2009